Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: TXMD
March 7, 2013	TRADED: OTCQB

THERAPEUTICSMD ANNOUNCES $50,000,000 PROPOSED

PUBLIC OFFERING OF COMMON STOCK

BOCA RATON, FL—March 7, 2013—TherapeuticsMD, Inc. (OTCQB: TXMD) today announced that it intends to offer and sell, subject to market and other conditions, $50,000,000 of its common stock in an underwritten public offering. There can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Jefferies LLC is acting as sole book-running manager for the offering, and Noble Financial Capital Markets is acting as co-manager for the offering.

A shelf registration statement relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (SEC) and is effective. A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, by telephone at (877) 547-6340, or by e-mail at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale is not permitted. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming part of the effective shelf registration statement.

About TherapeuticsMD

TherapeuticsMD, Inc. is a women’s healthcare product company focused on creating and commercializing products targeted exclusively for women. The Company currently manufactures and distributes branded and generic prescription prenatal vitamins as well as over-the-counter vitamins and cosmetics. The Company is currently focused on conducting the clinical trials necessary for regulatory approval and commercialization of advanced hormone therapy pharmaceutical products designed to alleviate the symptoms of and reduce the health risks resulting from menopause-related hormone deficiencies.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding TherapeuticsMD’s expectations with respect to the completion, timing and size of its proposed offering, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market conditions, the satisfaction of customary closing conditions related to the proposed offering, risks and uncertainties associated with TherapeuticsMD’s business and finances in general, and other risks detailed in TherapeuticsMD’s annual report on Form 10-K filed with the SEC on March 27, 2012, current report on Form 8-K filed with the SEC on January 25, 2013, and other filings with the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and TherapeuticsMD undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Contact: Daniel A. Cartwright

Chief Financial Officer

TherapeuticsMD, Inc.

(561) 961-1911

dan.cartwright@therapeuticsmd.com

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